Exhibit 10.1

EXPRESS, INC.
2010 INCENTIVE COMPENSATION PLAN
CASH PERFORMANCE AWARD

Michael A. Weiss (the “Grantee”) is granted, effective as of April [ ], 2013, a cash performance award in an amount to be determined in accordance with Sections 1 and 2 hereof (the “Award”) pursuant to Article IX of the 2010 Incentive Compensation Plan (the “Plan”) of Express, Inc. (the “Company”). The Award is subject to the terms and conditions set forth below and in the Plan, which is incorporated by reference in, and made a part of, this Cash Performance Award Agreement (this “Agreement”). To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.	Grant of Award:

(a)	Award.

(i)
Subject to the provisions of this Section 1 and Section 2 hereof, the Award hereunder shall become earned and payable based upon the Company's relative “Total Shareholder Return” in terms of percentile ranking as compared to the S&P 500 over the period beginning on February 3, 2013 and ending on January 31, 2015 (the “Measurement Period”) in accordance with the schedule below. For purposes of the comparison to the S&P 500, if a company ceases to be included in the S&P 500 for any reason, such company shall cease to be considered part of the S&P 500 for purposes of determining performance during the Measurement Period, and Company performance hereunder shall be measured based on the component entities of the S&P 500 as of the commencement of the Measurement Period that remain in the S&P 500 as of the end of the Measurement Period.

Total Shareholder Return Ranking over Measurement Period	Payout Level
90th Percentile or Higher (Maximum)	$8,000,000
75th Percentile	$6,000,000
50th Percentile (Target)	$4,000,000
25th Percentile (Threshold)	$2,000,000
Below 25th Percentile	$—

To the extent that actual Total Shareholder Return for the Measurement Period hereunder is between specified payout levels, the amount earned and payable pursuant to the Award hereunder shall be determined on a pro rata basis using straight line interpolation; provided that no amount shall become earned and payable if the actual Total Shareholder Return level achieved for the Measurement Period is less than the Threshold level of performance set forth in the schedule above; and provided, further, that the maximum amount that may become earned and payable pursuant to the Award hereunder shall not exceed $8,000,000.

(ii)
For purposes hereof, the term “Total Shareholder Return” shall mean the percentage change in value (positive or negative) over the Measurement Period as measured by dividing (A) the sum of (I) the cumulative value of dividends and other distributions paid on the Common Stock (or the publicly traded common stock of the applicable S&P 500 company) for the Measurement Period, assuming the dividends are reinvested in such company's common stock effective as of the distribution “payment” date based on the closing price for such company, and (II) the difference (positive or negative) between each such company's “Starting Stock Price” and “Ending Stock Price,” by (B) the Starting Stock Price. The “Starting Stock Price”

for the Common Stock (or the publicly traded common stock of the applicable S&P 500 company) shall be the average of the closing prices for each trading day within the thirty (30) trading days ending on the trading day before the first day of the Measurement Period. The “Ending Stock Price” for the Common Stock (or the publicly traded common stock of the applicable S&P 500 company) shall be the average of the closing prices for each trading day within the thirty (30) trading days ending on the last trading day of the Measurement Period.

(b)
Conditions to Payment. Payment of the Award hereunder shall be conditioned upon the Grantee's continued employment with the Company or its Subsidiaries through the end of the Measurement Period (except as otherwise provided in Section 2 hereof). To the extent possible, the Award hereunder is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

(c)
Time and Form of Payment. To the extent that the Award hereunder becomes earned in accordance with the terms and conditions of this Agreement, the Award shall be paid to the Grantee in cash within two and one-half months following the date on which the Award becomes earned hereunder as long as there is no conflict with Section 10 hereof. In no event whatsoever shall the Grantee have the ability to elect to defer payment of any portion of the Award.

(d)
Committee Authority. The Committee shall in good faith make all determinations necessary or appropriate to determine whether the performance vesting conditions hereunder have been satisfied. The Committee's determinations shall be final, binding and conclusive upon all parties, absent manifest error or bad faith.

(e)
Adjustments. In the event of an exchange, tender offer, merger, consolidation, recapitalization, split, combination or otherwise, the Committee shall make appropriate adjustments to the applicable Total Shareholder Return performance metrics to the extent necessary to reflect such event and preserve the intended economic benefits hereunder. The Committee's adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement, absent manifest error or bad faith.

(f)
Forfeiture of Unearned Award. Any portion of the Award hereunder that does not become earned in accordance with the provisions of this Agreement shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

2.	Termination:

(a)
General. Except as provided in Section 2(b) and 2(c) hereof, in the event of the Grantee's termination of employment or other service with the Company and its Subsidiaries for any reason prior to the expiration of the Measurement Period, the Award hereunder shall be automatically forfeited and cancelled as of the date of such termination without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. In the event of the Grantee's termination of employment with the Company and its Subsidiaries for any reason on or following expiration of the Measurement Period, the Grantee shall retain the right to receive payment of the Award hereunder in accordance with the provisions of Section 1 hereof, provided that upon a termination for Cause at any time prior to payment of the Award hereunder, the Award shall be automatically forfeited and cancelled for no value without any consideration being paid therefor and otherwise without any further action of the Company whatsoever.

(b)
Certain Terminations On or Following a Change in Control. Notwithstanding any other provision herein to the contrary, in the event of a Change in Control prior to the expiration of the Measurement Period, the Award shall become immediately and fully earned using Total Shareholder Return performance as of the Change in Control consummation date. The earned award will become vested and payable on the earlier of the expiration of the Measurement Period, the acquirer's failure to assume this Award Agreement, or the Grantee's termination of service (i) by the Company without Cause, (ii) by reason of the Grantee's death or Disability, or (iii) by the Grantee for “Good Reason” (as defined in the Employment Agreement by and between the Grantee and the Company dated February 12, 2010, as amended on each of April 14, 2010 and September 1, 2011).

(c)
Termination Due to Death or Disability. Notwithstanding any other provision herein to the contrary, in the event of the Grantee's termination of employment with the Company due to death or Disability, the Award will become fully earned and vested using Total Shareholder Return performance as of the date of death or Disability and payable no later than five business days following Grantee's termination of employment due to death or Disability (as defined in the Employment Agreement by and between the Grantee and the Company dated February 12, 2010, as amended on each of April 14, 2010 and September 1, 2011).

3.
No Assignments: This Agreement is personal to each of the Company and the Grantee. Neither the Company nor the Grantee may assign, transfer or delegate any right or obligation hereunder without first obtaining the written consent of the other.

4.
Withholding Taxes: The Company may withhold from any and all amounts payable to the Grantee hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.	Governing Law: This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

6.
Other Benefits: The Award is an incentive award and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

7.
No Right to Continued Employment or Service: Nothing in this Agreement shall confer upon the Grantee any right to continued employment or other service with the Company or its Subsidiaries, or to interfere in any way with the right of the Company or its Subsidiaries to terminate the Grantee's employment or other service at any time and for any reason (or no reason).

8.
Unfunded Benefit: The Award shall not be deemed to create a trust or other funded arrangement. The Grantee's rights with respect to the Award shall be those of a general unsecured creditor of the Company, and under no circumstances shall the Grantee have any other interest in any asset of the Company by virtue of the grant of the Award. Notwithstanding the foregoing, the Company shall have the right (but not the obligation) to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations with respect to the Award.

9.
Code Section 409A Compliance: Although the Company makes no guarantee with respect to the tax treatment of payment of the Award hereunder and shall not be responsible in any event with regard to non-compliance with Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder, this Agreement is intended to either comply with, or be exempt from, the requirements of Section 409A of the Code. To the extent that this Agreement is not exempt from the requirements of Section 409A of the Code, this Agreement is intended to comply with the requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on the Grantee by Section 409A of the Code or for damages for failing to comply with Section 409A of the Code.

10.	Entire Agreement: This Agreement is subject to all of the terms, conditions and provisions of the Plan, including,

without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. This Agreement may be amended or modified only by a written instrument executed by the Company and the Grantee.

11.
Recoupment: The Grantee's rights with respect to the Award hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Grantee, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

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EXPRESS, INC.

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

Michael A. Weiss